                                                                    Exhibit 99.1

This Form 4 is filed on behalf of (i) Draper Fisher Jurvetson Fund VI, L.P., a
California limited partnership ("Fund VI"); (ii) Draper Fisher Jurvetson
Management Company VI, LLC, a California limited liability company (the "General
Partner"), (iii) Draper Fisher Jurvetson Partners VI, LLC, a California limited liability company (the "Side Fund"); (iv) Timothy C. Draper, a United States
citizen ("Draper"); (v) John H. N. Fisher, a United States citizen ("Fisher");
(vi) Stephen T. Jurvetson, a United States citizen ("Jurvetson"); and (vii)
Draper Network Affiliate VII, LLC, a California limited liability company.

Relationships:
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(a) Draper Fisher Jurvetson Fund VI, L.P. is a California limited partnership.

(b) Draper Fisher Jurvetson Management Company VI, LLC is the general partner of
Fund VI. The Managing Members of the general partner of Fund VI are Messrs.
Draper, Fisher and Jurvetson.

(c) Draper Fisher Jurvetson Partners VI, LLC is a side-by-side fund of Fund VI.
The Managing Members of the Side Fund are Messrs. Draper, Fisher and Jurvetson.
Decisions with respect to Side Fund securities are made automatically in conjunction with decisions by Fund VI.

(d) Network Affiliate VII is a California limited liability company and is a member of Draper Fisher Jurvetson New England Fund I, LLC, a Delaware limited liability company. The Managing Members of Network Affiliate VII are Messrs.
Draper, Fisher and Jurvetson.

Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership of the shares held directly by Fund VI, the General Partner of Fund VI and the Side Fund to
Fund VI, except to the extent of their pecuniary interest therein. The General
Partner disclaims beneficial ownership of Shares held directly by Fund VI except to the extent of its pecuniary interest therein.